EXHIBIT 6

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital during the past sixty days.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
2/4/2025	Sell	9,274	10.49
2/5/2025	Sell	53,621	10.57
2/6/2025	Sell	12,668	10.58
2/7/2025	Sell	10,676	10.55
2/10/2025	Sell	17,212	10.53
2/11/2025	Sell	63,846	10.50
2/12/2025	Sell	2,227	10.42
2/13/2025	Sell	13,311	10.42
2/19/2025	Sell	700	10.54
2/20/2025	Sell	3,755	10.52
2/21/2025	Sell	3,475	10.54
3/4/2025	Sell	1,006	10.65
3/13/2025	Sell	2,674	10.30
3/14/2025	Sell	1,700	10.19
3/17/2025	Sell	1,030	10.24
3/24/2025	Sell	23,355	10.29
3/25/2025	Sell	5,900	10.29
3/26/2025	Sell	2,955	10.25
3/27/2025	Sell	8,790	10.14
3/28/2025	Sell	6,793	10.14